UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 27, 2009 (March 23, 2009)

BROWN SHOE COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

New York (State or Other Jurisdiction of Incorporation)	1-2191 (Commission File Number)	43-0197190 (IRS Employer Identification Number)
8300 Maryland Avenue, St. Louis, Missouri 63105 (Address of Principal Executive Office)
Registrant’s telephone number, including area code: (314) 854-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On March 23, 2009, the Compensation Committee (“Committee”) of the Board of Directors of Brown Shoe Company, Inc. (“Company”) approved long-term incentive awards (the “awards”)  for the executive officers named in the Summary Compensation Table of the Company’s 2008 Proxy Statement (“NEOs”).  Each award provides the opportunity for the NEO to earn shares of the Company’s common stock if the Company is able to meet or exceed certain financial goals over a three-year period.

These awards will be made pursuant to the terms of the Company’s Incentive Stock and Compensation Plan of 2002, as Amended and Restated (the “2002 Plan”).  The target award levels for the NEOs are as follows:

Name	Target Number of Performance Shares
Ronald A. Fromm Chairman of the Board and Chief Executive Officer	88,000
Mark E. Hood Senior Vice President and Chief Financial Officer	27,000
Diane M. Sullivan President and Chief Operating Officer	56,000
Joseph W. Wood President, Brown Shoe Retail	27,000
Richard M. Ausick President, Brown Shoe Wholesale (Authority Alliance)	27,000

The NEO must remain an employee through the payment date in order to receive any shares as a payout.  The award agreement will provide that if our financial statements are restated, the Committee may require that any executive whose malfeasance contributed to the restatement return any proceeds earned from this award.

The award will have a three-year performance period and any payout will be based on the Company’s performance under two metrics.  The primary metric for this award is “Adjusted EPS” (which is defined as consolidated diluted earning per share, as adjusted for non-recurring losses and recoveries).  In setting the three-year plan goal for cumulative Adjusted EPS, we provided for Adjusted EPS of $0.20 for fiscal 2009, $0.30 for fiscal 2010, and $0.76 for fiscal 2011, for a cumulative Adjusted EPS goal of $1.26 for the three-year period.   The second metric is “Adjusted EBITDA as a Percentage of Average Net Assets.”  For purposes of the second metric, EBITDA (which is defined as earnings before interest, taxes, depreciation and amortization) for the three-year period will be adjusted for non-recurring losses and recoveries.  Average net assets will be calculated as the average of each month-end net assets balance during the period.  Net assets will be calculated as the sum of working capital, property and equipment (net) and capitalized software (net). This second metric is referred to herein as “EBITDA/Net Assets.”

For the long-term awards, the Committee set a minimum level of cumulative Adjusted EPS that must be achieved for the award to be payable; and also set a cumulative Adjusted EPS level at which, depending on EBITDA/Net Assets performance, the maximum payout opportunity can be achieved.  Thus, there is range of payout levels for each metric, depending on our performance under both metrics.

In recognition of the difficulty of forecasting long-term in the current uncertain environment, and in an attempt to allow these awards to keep their incentive value for the full performance period, the Committee approved a payout grid with a payout opportunity if the Company’s three-year Adjusted EPS performance is within a range of 70% to 120% of the established goal for Adjusted EPS.  If the Company meets its planned performance goals on both metrics, a NEO will earn 100% of the target share award, with the maximum potential payout opportunity being 150% of the target share award.  Subject to meeting the minimum cumulative Adjusted EPS and depending on EBITDA/Net Assets performance, the payout could be as low as 10% of the target award.  As to any Adjusted EPS level achieved, our EBITDA/Net Assets can reduce the payout level up to 20% and can increase the payout level up to 10%.  Also, the EBITDA/Net Assets metric has greater impact if we fall below the plan goal for that metric than if we surpass the goal.  For example, if EBITDA/Net Assets is 0.5% above goal, the potential payout opportunity increases by 1%; but if this performance is 0.5% below plan goal, the potential payout opportunity reduces by 5%.

We use interpolation to determine the exact payout percentage; as a result, there are multiple combinations of the metrics that could result in payment of 100% of the target award.  In addition, the Committee has discretion to reduce the award payout percentage based on quality of earnings.

The Committee believes the performance goals for these awards are difficult and require concentrated and sustained focus by the NEOs to improve earnings and manage the Company’s capital investments, especially in the near-term.

These awards are subject to the terms of the 2002 Plan and a Performance Award Agreement, and the foregoing summary is qualified by reference to the actual terms set forth therein.  The 2002 Plan is listed as Exhibit 10.1 and the form of Performance Award Agreement is listed as Exhibit 10.2 to this Current Report on Form 8-k, and each is incorporated by reference herein.

The information in this item contains statements regarding future Company performance targets and goals.  These targets and goals are disclosed in the limited context of one of the Company's compensation programs and should not be understood to be statements of management's expectations or estimates or results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

Item 9.01                      Financial Statements and Exhibits.

(d)	Exhibits

See exhibit index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROWN SHOE COMPANY, INC.
Date: March 27, 2009	By:	/s/ Michael I. Oberlander
Michael I. Oberlander Senior Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Exhibit
10.1*
Brown Shoe Company, Inc. Incentive and Stock Compensation Plan of 2002, as Amended and Restated as of May 22, 2008, incorporated by reference to Exhibit A to the Company’s definitive proxy statement dated April 11, 2008 and filed April 11, 2008.

10.2*+	Form of Performance Award Agreement.

*           Denotes management contract or compensatory plan arrangement.
+           Filed herewith.